As filed with the Securities and Exchange Commission on March 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTIVE POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2961657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph F. Pinkerton, III

Chief Executive Officer

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

J. Matthew Lyons

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

(512) 320-9200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Unit (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $0.001 per share	7,090,863 shares	$3.395	$24,073,480	$2,833.45

(1)	Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.

(2)	This Registration Statement also relates to such indeterminate number of additional shares of the registrant’s common stock as may become issuable in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(3)	Includes 1,636,353 shares of the registrant’s common stock that may be issued to the selling stockholders only if and when such selling stockholders exercise their additional investment rights to acquire such shares within 180 days of the effective date of this Registration Statement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended, and based on the average of the high and low prices as quoted on the Nasdaq National Market on March 23, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 25, 2005

PROSPECTUS

7,090,863 Shares

Common Stock

ACTIVE POWER, INC.

This prospectus relates solely to the resale of up to an aggregate of 7,090,863 shares of Active Power, Inc. common stock, comprised of 5,454,510 shares that we sold to certain of the selling stockholders listed on page 12 of this prospectus in a private placement that closed on February 4, 2005 and 1,636,353 shares that may be issued to the selling stockholders only if and when they exercise their additional investment rights to acquire these shares within 180 days following the effective date of the registration statement of which this prospectus is a part.

The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is quoted on the Nasdaq National Market under the symbol “ACPW.” On March 23, 2005, the closing price of our common stock as reported by Nasdaq was $3.36 per share.

You should carefully review and consider the information under the headings “Special Note Regarding Forward-Looking Statements” on page 1 and “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. These securities are not being offered in any state or other jurisdiction that does not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

In this prospectus, “Active Power,” “we,” “us” and “our” refer to Active Power, Inc.

-i-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We rely on the safe harbor of the act in making such disclosures. All statements other than historical or current facts, including, without limitation, statements about our business strategy, plans and objectives of management and our future prospects, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations. Such risks and uncertainties include, without limitation, the following:

•	strategic relationships with third parties;

•	customer demand for our products;

•	growth and future operating results;

•	developments in our markets;

•	expansion of our product offerings and sales channels;

•	customer benefits attributable to our products;

•	technologies and operations;

•	industry trends; and

•	future economic, business and regulatory conditions.

You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned “Risk Factors” in this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

About Active Power, Inc.

We design, manufacture and market power quality products that provide the consistent, reliable electric power required by today’s digital economy. We believe that we are the first company to commercialize a flywheel energy storage system that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Our first commercial product was a battery-free DC system (CleanSource® DC) that is used as a bridging energy source in typical power quality installations and is compatible with all major uninterruptible power supply (UPS) brands. Leveraging our expertise in this technology, we have also developed a battery-free UPS system that incorporates our flywheel technology. This system is marketed by Caterpillar Inc., the leading maker of engine generators for the power reliability market, under the Caterpillar brand name “Cat® UPS” and by Active Power as the CleanSource® UPS. In 2003 and 2004, we broadened our product offerings and expanded our available market by developing additional power quality systems to address customer needs at both higher and lower power levels. Our family of battery-free UPS products currently ranges from 65 kVA – 1200 kVA. By paralleling our 1200 kVA UPS systems together, we can provide up to a 3600 kVA battery-free UPS system to customers.

We were founded as a Texas corporation in 1992. We began our efforts to develop a flywheel energy storage product for the power quality market in 1996 and subsequently changed our name from Magnetic Bearing Technologies, Inc. to Active Power, Inc. We re-incorporated in Delaware in 2000.

About the Offering

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 7,090,863 shares of our common stock that may be offered for sale by the selling stockholders which includes 1,636,353 shares that may be issued to the selling stockholders upon the exercise of their additional investment rights within 180 days after the effective date of the registration statement of which this prospectus is a part. We are registering the shares of common stock covered by this prospectus to fulfill our contractual obligations under a registration rights agreement with the selling stockholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling stockholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling stockholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 17 of this prospectus.

Our principal executive offices are located at 2128 W. Braker Lane, BK12, Austin, Texas 78758. Our telephone number is (512) 836-6464. Our website is www.activepower.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment. These risk factors are dated as of the date of this prospectus. You should also read the risk factors we include in our reports we file with the Securities and Exchange Commission after the date hereof that are incorporated by reference in this prospectus from the date of filing of the reports. Please see “Where You Can Find More Information” beginning on page 17 of this prospectus for information on these reports.

We have incurred significant losses and anticipate losses for at least the next several quarters.

We have incurred operating losses since our inception and expect to continue to incur losses for at least the next several quarters. As of December 31, 2004, we had an accumulated deficit of $157.8 million. To date, we have funded our operations principally through the sale of our stock, product revenue and $10.0 million in development funding payments from Caterpillar. We will need to generate significant additional revenue to achieve profitability, and we cannot assure you that we will ever realize additional revenue at such levels. We also expect to incur product development, sales and marketing and administrative expenses significantly in excess of our product revenue after costs, and, as a result, we expect to continue to incur losses for the next several quarters.

Due to our limited operating history and the uncertain market acceptance of our products, we may never achieve significant revenue and may have difficulty accurately predicting revenue for future periods and appropriately budgeting for expenses.

We have generated a total of $62.6 million in product revenue since January 1, 1998, with $4.8 million generated in the three months ended December 31, 2004. We are uncertain whether our products will achieve market acceptance such that our revenue will increase or whether we will be able to achieve significant revenue. Therefore, we have a very limited ability to predict future revenue. Our limited operating experience, the uncertain market acceptance for our products, and other factors that are beyond our control make it difficult for us to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget. Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses, if desired, in a timely manner to offset any revenue shortfall. If our revenue does not increase as anticipated, we will continue to incur significant losses.

Our quarterly operating results fluctuate and are difficult to predict, which could negatively impact the price of our stock.

Our product revenue, expense and quarterly operating results have varied in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, many of which are outside of our control. As a result you should not rely on our operating results during any particular quarter as an indication of our future performance in any quarterly period or fiscal year. These factors include, among others:

•	the timing of orders from our customers and the possibility that these customers may change their order requirements with little or no advance notice to us;

•	the rate of adoption of our flywheel-based energy storage system as an alternative to lead-acid batteries;

•	the deferral of customer orders in anticipation of new products from us or other providers of power quality systems;

•	the ongoing need for short-term power outage protection in traditional UPS systems;

•	the uncertainty regarding the adoption of our current and future products, including the CleanSource UPS and CleanSource DC products, as well as our other products which are currently under development, including the CleanSource XR;

•	the timing of deferred revenue components associated with large orders;

•	Expenses related to the requirement to expense employee stock options, which are a significant portion of our employee compensation and retention;

•	the rate of growth of the markets for our products; and

•	other risks described below.

There is a substantial amount of product held as inventory by several of our OEM customers. If these OEMs fill their orders from existing stock instead of our factory, our revenue will suffer.

Several OEMs purchased a substantial number of our CleanSource DC and UPS systems during 2001, many of which have remained in those OEMs’ inventories rather than being sold to end-user customers. During 2004, Caterpillar dealers’ stocking levels declined by approximately $4.2 million, or 48%. As our OEMs fill some of their orders with existing inventory stock, as opposed to placing orders with Active Power, our revenue will suffer for the next few fiscal quarters as this inventory held by these OEMs is reduced.

We have increased our international activities significantly and plan to continue such efforts, which subjects us to additional business risks including increased logistical and financial complexity, political instability and currency fluctuations.

The percentage of our product revenue derived from customers located outside of the United States was 50%, 48% and 37% in 2004, 2003 and 2002, respectively. Our international operations are subject to a number of risks, including:

•	increased complexity and costs of managing international operations;

•	protectionist laws and business practices that favor local competition in some countries;

•	multiple, conflicting and changing laws and regulations, including taxes;

•	greater difficulty in the contracting and shipping process and in accounts receivable collection and longer collection periods;

•	political and economic instability, particularly in the Middle East and Northern Africa;

•	greater difficulty in hiring qualified technical sales and applications engineers; and

•	greater currency exchange risk.

To date, the majority of our sales to international customers and purchases of components from international suppliers have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive for our international customers to purchase, thus rendering our products less competitive. As the Company increases sales in foreign markets, it is making more sales that are denominated in other currencies, primarily Euros. Those sales in currencies other than U.S. dollars can result in translation gains and losses. Currently, we do not engage in hedging activities for our international operations. However, we may engage in hedging activities in the future.

A significant portion of our operating expenses, including rent and salaries, is largely fixed in nature. Accordingly, if our product revenue is below expectations, our operating results are likely to be adversely and disproportionately affected because these operating expenses are not variable in the short term and cannot be quickly reduced to respond to unanticipated decreases in revenues.

As a result of all of the foregoing, we cannot assure you that our revenues will grow or remain stable in future periods or that we will become profitable. In addition, in some future quarters our financial results may be below the expectations of public market analysts or investors. In such event, the market price of our common stock would likely fall.

Our business is dependent on the market for power quality products and the health of the overall economy, and if this market does not expand as we anticipate, if alternatives to our products are successful, or if the potential end-user customers limit capital spending due to overall economic conditions, our business will suffer.

The market for power quality products is evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, have been reluctant or slow to adopt a new approach, particularly during a period of reduced capital expenditures. Moreover, our current products are alternatives to existing UPS and battery-based systems and may never be accepted by our customers or may be made obsolete by other advances in power quality technologies. Improvements may also be made to the existing alternatives to our products that could render them less desirable or obsolete. Furthermore, our business depends on capital expenditures by organizations, which tend to decrease when the U.S. or global economy slows.

The impact of global economic conditions on our customers may cause us to fail to meet analyst and investors’ expectations, which would negatively impact the price of our stock.

Our operating results can vary significantly based upon the impact of global economic conditions on our customers. More specifically, the macroeconomic environment and capital spending has declined in recent years. Our operating results depend on the overall demand for power quality products. Because our sales are primarily to major corporate customers whose businesses fluctuate with general economic and business conditions, a softening of demand for power quality products caused by a weakening economy may result in decreased revenues. We may be especially prone to this as a result of the relatively high percentage of revenue we have historically derived from the high-tech industry, which has historically been more volatile in its fluctuations compared to other industries. Customers may defer or reconsider purchasing our products if they continue to experience a lack of growth in their business or if the general economy fails to continue to improve and stabilize.

As a result of all of the foregoing, we cannot assure you that our revenues will grow or remain stable in future periods or that we will become profitable. In addition, in some future quarters our financial results may be below the expectations of public market analysts or investors. In such event, the market price of our common stock would likely fall.

We are subject to risks relating to product concentration and lack of revenue diversification.

We derive a substantial portion of our revenues from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of these products, is therefore, critical to our future success. In addition, substantially all of our products that we have sold include technology related to one or more of our issued U.S. patents. If these patents are found to be invalid or unenforceable, our competitors could introduce competitive products that could reduce both the volume and price per unit of our products. Our business, operating results, financial condition and cash flows could therefore be adversely affected by:

•	a decline in demand for any of our more significant products, including CleanSource UPS or CleanSource DC;

•	failure of our products to achieve continued market acceptance;

•	an improved version of our products being offered by a competitor;

•	technological change that we are unable to address with our products; and

•	a failure to release new products on a timely basis and/or the failure of these products to achieve market acceptance.

We have limited product offerings and our success depends on our ability to develop in a timely manner new and enhanced products that achieve market acceptance.

Our future success will depend on our ability to reduce our dependence on a few products by developing and introducing to the market new products and product enhancements in a timely manner. Specifically, our ability to capture significant market share depends on our ability to develop and market extensions to our existing UPS product line at higher and lower power range offerings, and on our ability to develop and market our extended runtime products, such as the CleanSource XR. Even if we are able to develop and commercially introduce new products and enhancements, they may not achieve market acceptance, which would substantially impair our revenue, profitability and overall financial prospects. Successful product development and market acceptance of our new products depend on a number of factors, including:

•	changing requirements of customers;

•	accurate prediction of market and technical requirements;

•	timely completion and introduction of new designs;

•	quality, price and performance of our products;

•	availability, quality, price and performance of competing products and technologies;

•	our customer service and support capabilities and responsiveness;

•	successful development of our relationships with existing and potential customers; and

•	changes in technology, industry standards or end-user preferences.

Failure to expand our distribution channels and manage our existing and new product distribution relationships could impede our future growth.

The future growth of our business will depend in part on our ability to expand our existing relationships with distributors, to identify and develop additional channels for the distribution and sale of our products and to manage these relationships. As part of our growth strategy, we may expand our relationships with distributors and develop relationships with new distributors. We will also look to identify and develop new relationships with additional parties that could serve as an outlet for our products, including the CleanSource XR. For example, we recently broadened our sales and distribution channel by offering our products through manufacturer’s representatives throughout North America and internationally. We also recently entered into a long term supply agreement with GE Zenith Controls to source UPS systems from them that we intend to sell along side the CleanSource XR. Our inability to successfully execute this strategy, and to integrate and manage our existing OEM channel partners, Caterpillar and Eaton Power Quality, and our new manufacturer’s representatives could impede our future growth.

We are heavily dependent on our relationship with Caterpillar, our primary OEM customer. If our relationship is unsuccessful, for whatever reason, our business and financial prospects would likely suffer.

If our relationship with Caterpillar is not successful, or if Caterpillar’s distribution of the Cat UPS product is not successful, our business and financial prospects would likely suffer. During 2004, 2003 and 2002, Caterpillar and its dealer network accounted for 54%, 60% and 81% of our product revenue, respectively. Pursuant to our distribution agreement with Caterpillar, they are the exclusive OEM distributor, subject to limited exceptions, of our CleanSource UPS product. Caterpillar is not obligated to purchase any CleanSource UPS units. Through December 31, 2004, pursuant to our development agreements Caterpillar has provided us with $10.0 million in funding to support the development of the Cat UPS product line and other development efforts. In exchange for these payments, Caterpillar received co-ownership of the proprietary rights in this product. Either Caterpillar or we may license to others the intellectual property that we jointly own without seeking the consent of the other, and the licensing party will solely retain all licensing revenue generated by licensing this intellectual property. However, we may not license the joint intellectual property to specifically identified competitors of Caterpillar until January 1, 2007. Caterpillar may terminate this agreement at any time by giving us 90 days advance written notice.

We have no experience manufacturing our products in large quantities.

To be financially successful, we will have to manufacture our products in commercial quantities at acceptable costs while also preserving the quality levels we achieved when manufacturing these products in more limited quantities. This presents a number of technological and engineering challenges for us. We have not previously manufactured our products in high volume. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and product standards or production volumes required to successfully manufacture large quantities of our products. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

In 2001 we expanded our manufacturing facility based on anticipated sales volume increases. If we do not achieve these forecasted sales volumes, we will continue to underutilize our manufacturing capacity and our business will continue to suffer.

In May 2001 we completed a 127,000 square foot facility used for manufacturing and testing our three-phase product line, including our DC and UPS products. In order for us to fully utilize the capacity of the facility and allocate its associated overhead, we must achieve significantly higher sales volumes. We have not been successful at increasing our sales volume to a level that fully utilizes the capacity following the facility expansion and we may never increase our sales volume to necessary levels. We do intend to manufacture and test our CleanSource XR in this facility. If we do not reach these sales volume levels, or if we cannot sell our products at our suggested prices, our ability to reach profitability will be materially limited.

Quality problems relating to one or more of our new or existing products could negatively impact the market’s acceptance of our products and cause us to miss our revenue goals and/or to incur significant liability.

Because of the nature of the power quality and reliability market, quality problems attributable to the CleanSource DC, CleanSource UPS or CleanSource XR product lines could significantly affect the market’s perception of our products and slow or limit their acceptance. This would substantially impair our revenue prospects. Moreover, quality problems for our product lines could cause us to delay or cease shipments of products, or recall products, thus impairing our revenue or cost targets. In addition, while we seek to limit our liability as a result of product failures or defects through warranty and other limitations, if one of our products fails, a customer could suffer a significant loss and seek to hold us responsible for that loss.

We are subject to increased inventory risks and costs because we outsource the manufacturing of components of our products in advance of binding commitments from our customers to purchase our products.

To assure the availability of our products to our customers, we outsource the manufacturing of components prior to the receipt of purchase orders from customers based on their forecasts of their product needs and internal product sales revenue forecasts. However, these forecasts do not represent binding purchase commitments and we do not recognize revenue for such products until the product is shipped and title is transferred to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. As demand for our products may not materialize, this product delivery method subjects us to increased risks of high inventory carrying costs, obsolescence and excess, and may increase our operating costs. In addition, we may from time to time make design changes to our products, which could lead to obsolescence of inventory.

We depend on sole source and limited source suppliers for certain key components, and if we are unable to buy these components on a timely basis, our inability to deliver our products to our customers in a timely manner may result in reduced revenue and lost sales.

At current sales levels we purchase several component parts from sole source and limited source suppliers. As a result, if our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large volume customers will receive priority. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. We are, however, continuing to enter into long-term agreements with our sole suppliers and other key suppliers, when available, using a rolling sales volume forecast to stabilize component availability. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. As a result, we purchase several components in large quantities to protect our ability to deliver finished products. If we overestimate our component requirements, we may have excess inventory, which will increase our costs. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on scheduled delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

We depend on key personnel to manage our business and develop new products in a rapidly changing market, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and sell our products could be impaired.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. There is a limited supply of skilled employees in the power quality marketplace. A decline in our stock price has resulted in a substantial number of “underwater” stock options, whereby the exercise price of the option is greater than the current market value of our common stock. As a result, the financial attractiveness of the stock option is substantially diminished, which may cause certain of our employees to seek employment elsewhere as a result of this decreased financial incentive. In April 2003, we reduced our workforce throughout all of our departments. If we experience significant demand for our products in the near term, we may have difficulty hiring and training qualified new employees to meet this demand. If we are unable to retain the personnel we currently employ, or if we are unable to quickly replace departing employees, our operations and new product development may suffer.

We are a relatively small company with limited resources compared to some of our current and potential competitors, and competition within our markets may limit our sales growth.

The markets for power quality and power reliability are intensely competitive. There are many companies engaged in all areas of traditional and alternative UPS and backup systems in the United States and abroad, including, among others, major electric and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. There are many companies that are developing flywheel-based energy storage systems and flywheel-based power quality systems. We also compete indirectly with companies that are developing other types of power technologies, such as high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage.

Many of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition and a larger customer base than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

If we are unable to protect our intellectual property, we may be unable to compete.

Our products rely on our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the United States. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

Our efforts to protect our intellectual property may cause us to become involved in costly and lengthy litigation, which could seriously harm our business.

In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use infringing intellectual property or cease to use an infringing trademark.

Any acquisitions we make could disrupt our business and harm our financial condition.

From time to time, as part of our corporate strategy, we may review opportunities to acquire other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities. We have no experience in making acquisitions. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including:

•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	potential disruption of our ongoing business and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of the acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales and marketing, and research and development efforts;

•	the maintenance of corporate cultures, controls, procedures and policies;

•	risks associated with entering markets in which we lack prior experience; and

•	the potential loss of key employees.

We may require substantial additional funds in the future to finance our product development and commercialization plans.

Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the development of our manufacturing capabilities with our revenue and our cash on hand. We expect that our current cash, including the proceeds of our February 2005 private placement of shares of our common stock, and investments, together with our other available sources of working capital, will be sufficient to fund development activities for at least 12 months. However, unforeseen delays or difficulties in these activities could increase costs and exhaust our resources prior to the full commercialization of our products under development. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to continue our operations as planned. If financing is not available, we may be required to reduce, delay or eliminate certain activities or to license or sell to others some of our proprietary technology.

Provisions in our charter documents and of Delaware law, and provisions in our agreements with Caterpillar, could prevent, delay or impede a change in control of our company and may depress the market price of our common stock.

Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Additionally, in December of 2001 our board of directors approved a stockholder rights plan, which would require a potential acquiror to negotiate directly with our board of directors regarding any planned acquisition. We also are subject to the anti-takeover laws of the State of Delaware, which may further discourage, delay or prevent someone from acquiring or merging with us. In addition, our agreement with Caterpillar for the distribution of CleanSource UPS provides that Caterpillar may terminate the agreement in the event we are acquired or undergo a change in control. The possible loss of our most significant customer could be a significant deterrent to possible acquirers and may substantially limit the number of possible acquirers. All of these factors may decrease the likelihood that we would be acquired, which may depress the market price of our common stock.

Volatility in our stock price could result in claims against us.

Historically the market price of our common stock has fluctuated significantly. In 2004 the sales price of our common stock ranged from $2.53 to $4.95. The market price of our common stock can be expected to fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

•	changes in market valuations of other technology companies, particularly those that sell products used in power quality systems;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for flywheel energy storage systems;

•	the loss of one or more key OEM customers;

•	inability to expand our distribution channels;

•	departures of key personnel; and

•	changing external capital market conditions.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of shares of our common stock offered by this prospectus. We will not receive any of the proceeds upon the resale of the common stock by the selling stockholders.

REGISTRATION RIGHTS

The following is a summary of material terms and provisions of the registration rights agreement that we entered into with the selling stockholders. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights agreement.

Under a registration rights agreement dated as of February 3, 2005 by and between us and the selling stockholders, we are obligated to file a registration statement covering the sale by the selling stockholders of the common stock that they purchased from us and the shares of common stock that may be issued upon the exercise of the selling stockholders’ additional investment rights. Under the registration rights agreement, we must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and, subject to certain contingencies, to keep the registration statement continuously effective until the earlier of:

•	the date that is three years following the date this registration statement first becomes effective;

•	all of the selling stockholders’ shares common stock covered under this prospectus have been sold; or

•	the date on which the selling stockholders may sell the shares of common stock covered by this prospectus without restriction pursuant to Rule 144(k) of the Securities Act, or any successor rule.

The registration rights agreement requires that we bear all expenses of registering the common stock with the exception of the fees and expenses of any legal counsel the selling stockholders may engage and any broker or similar commissions.

In the event (i) we fail to file with the Securities and Exchange Commission, or SEC, a request for acceleration of effectiveness within five trading days of the date that we are notified that this registration statement will not be “reviewed,” or is not subject to further review, (ii) prior to the date when this registration statement is first declared effective by the SEC, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect to this registration statement within 10 trading days after the receipt of comments from the SEC, (iii) this registration statement is not declared effective by the SEC on or before May 4, 2005 (or 30 days after such date if this registration statement is reviewed by the SEC), or (iv) after this registration statement is first declared effective by the SEC, it ceases for any reason to remain continuously effective as to all shares registered for resale hereunder, or the selling stockholders are not permitted to utilize this prospectus to resell the shares, for in any such case 10 consecutive trading days but no more than an aggregate of 20 trading days during any 12 month period (which need not be consecutive trading days), we will be required to pay on the date of such event and to the extent such event continues, on the first and second month anniversaries of the occurrence of the event to each selling stockholder an amount in cash equal to 1% of the aggregate purchase price paid by such selling stockholder for the purchase of the shares of our common stock registered for resale hereby (but not including any shares issuable upon the exercise of the Additional Investment Rights). If such event continues after the second monthly anniversary, we will be required to pay on each successive monthly anniversary thereafter an amount in cash equal to 2% of the aggregate purchase price paid by such selling stockholder for the purchase of the shares of our common stock registered for resale hereby.

In addition, subject to the limitations contained in the registration rights agreement, we also agreed to indemnify each selling stockholder against all losses, claims, damages or liabilities arising under the securities laws in connection with the registration statement or this prospectus or that arise out of or are based upon a violation by the Company of the securities purchase agreement. In addition, subject to the limitations contained in the registration rights agreement, each of the selling stockholders agreed, severally and not jointly, to indemnify us and our directors, officers and any person who controls our company, or any of such other selling stockholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws that arise out of or are based upon any violation by such selling stockholder of the registration rights agreement, to the extent that such violation occurs in reliance upon and in conformity with written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendment to the registration statement or any prospectus supplements.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of March 22, 2005, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that each of the selling stockholders will beneficially own upon completion of this offering if such percentage exceeds one percent. This table assumes that the selling stockholders will fully exercise their additional investment rights and will offer for sale all of the shares of common stock covered by this prospectus.

On February 4, 2005, we issued to the selling stockholders an aggregate of 5,454,510 shares of our common stock at a price of $3.64 per share for aggregate initial gross proceeds of $19.8 million. We also granted to the selling stockholders additional investment rights to purchase an aggregate of 1,636,353 additional common shares at $3.64 per share during the 180 day period following the effective date of this prospectus.

The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts and information set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of March 15, 2005 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. To our knowledge, none of the selling stockholders has had within the past three years any material relationship with us.

Name of Beneficial Owners of Shares of Common Stock	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock Offered Hereby		Shares of Common Stock Owned After the Offering (2)	Percentage Owned After Offering (3)
Capital Ventures International (4)	892,866	(5)	892,866	(5)	0	—

Smithfield Fiduciary LLC (6)	1,300,000	(7)	1,300,000	(7)	0	—

D.B. Zwirn Special Opportunities Fund, L.P. (8)	642,860	(9)	642,860	(9)	0	—

D.B. Zwirn Special Opportunities Fund, Ltd. (10)	964,291	(11)	964,291	(11)	0	—

Southport Millennium Fund, L.P.	233,620	(12)	41,860	(12)	191,400	*

Southport Millennium Fund II, L.P.	532,210	(13)	69,810	(13)	462,400	*

Southport Millennium Micro Cap Fund, L.P.	140,030	(14)	17,030	(14)	123,000	*

Southport Millennium Offshore Fund, Inc.	1,431,830	(15)	196,300	(15)	1,235,530	2.5%

Southport Energy Plus Partners, L.P. (16)	1,475,330	(17)	482,430	(17)	992,900	2.0%

Southport Energy Plus Offshore Fund, Inc. (18)	627,410	(19)	121,810	(19)	505,600	1.0%

Sound Energy Capital Offshore Fund, Ltd. (20)	193,428	(21)	45,760	(21)	147,668	*

SF Capital Partners Ltd.	650,000	(22)	650,000	(22)	0	—

Portside Growth and Opportunity Fund (23)	1,159,054	(24)	1,159,054	(24)	0	—

ALM Brand Bank	215,000	(25)	195,000	(25)	20,000	*

Impax Environmental Markets (Ireland) Fund	460,845	(26)	19,500	(26)	441,345	*

Impax Environmental Markets PLC	392,345	(27)	78,000	(27)	314,345	*

PNE Invest Ltd.	464,492	(28)	214,292	(28)	250,000	*

Footnotes to Selling Stockholder table:

(*)	Less than 1.0%

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)	The share amount listed in this column assumes that the selling stockholder will exercise all of their additional investment rights and sell all of the shares of our common stock covered by this prospectus, and that they will not sell any shares other than those covered by this prospectus.

(3)	Based on 48,579,595 outstanding shares of our common stock as of March 22, 2005 and assumes that the 1,636,353 shares of common stock issuable upon the exercise of the Additional Investment Rights are not outstanding.

(4)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of these shares.

(5)	Includes 206,046 shares of common stock that may be issued upon the exercise of the additional investment rights.

(6)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glen Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(7)	Includes 300,000 shares of common stock that may be issued upon the exercise of the additional investment rights.

(8)	D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be constructed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(9)	Includes 148,352 shares of common stock that may be issued upon the exercise of the additional investment rights.

(10)	D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund, Ltd. Daniel B. Zwirn controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(11)	Includes 222,529 shares of common stock that may be issued upon the exercise of the additional investment rights.

(12)	Includes 9,660 shares of common stock that may be issued upon the exercise of the additional investment rights.

(13)	Includes 16,110 shares of common stock that may be issued upon the exercise of the additional investment rights.

(14)	Includes 3,930 shares of common stock that may be issued upon the exercise of the additional investment rights.

(15)	Includes 45,300 shares of common stock that may be issued upon the exercise of the additional investment rights.

(16)	Sound Energy Partners, Inc. is the investment Manager/Advisor for Southport Energy Plus Partners, L.P. and Southport Energy Plus Offshore Fund, Inc. holding the voting and dispositive powers for the funds.

(17)	Includes 111,330 shares of common stock that may be issued upon the exercise of the additional investment rights.

(18)	Sound Energy Partners, Inc. is the investment Manager/Advisor for Southport Energy Plus Partners, L.P. and Southport Energy Plus Offshore Fund, Inc. holding the voting and dispositive powers for the funds.

(19)	Includes 28,110 shares of common stock that may be issued upon the exercise of the additional investment rights.

(20)	Sound Energy Capital Management, L.P. is the Investment Advisor for Sound Energy Capital Offshore Fund, Ltd. holding the voting and dispositive powers for the fund.

(21)	Includes 10,560 shares of common stock that may be issued upon the exercise of the additional investment rights.

(22)	Includes 150,000 shares of common stock that may be issued upon the exercise of the additional investment rights.

(23)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(24)	Includes 267,474 shares of common stock that may be issued upon the exercise of the additional investment rights.

(25)	Includes 45,000 shares of common stock that may be issued upon the exercise of the additional investment rights.

(26)	Includes 4,500 shares of common stock that may be issued upon the exercise of the additional investment rights.

(27)	Includes 18,000 shares of common stock that may be issued upon the exercise of the additional investment rights.

(28)	Includes 49,452 shares of common stock that may be issued upon the exercise of the additional investment rights.

PLAN OF DISTRIBUTION

We are registering the shares to be sold under this prospectus on behalf of the selling stockholders. We will receive no proceeds from this offering. When used below, the term “selling stockholders” includes the selling stockholders and their pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, distribution or other non-sale-related transfer after the date of this prospectus, if any.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earliest of (i) the date that is three years following the date this registration statement first becomes effective; (ii) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Andrews Kurth LLP, Austin, Texas. If the common stock is being distributed in an underwritten offering, legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The financial statements of Active Power, Inc. included in Active Power, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, and Active Power, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which conclude, among other things, that Active Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and other reports and information with the SEC as required by the Securities Exchange Act of 1934. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also may be accessed electronically at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information filed with the SEC. This means that we can disclose important information to you, without actually including the specific information in this prospectus, by referring you to those documents. The following documents which we have previously filed with the SEC pursuant to the Exchange Act are incorporated into this prospectus by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (filed March 15, 2005);

•	our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed March 23, 2005);

•	the description of our common stock contained in our Registration Statement on Form 8-A (filed June 30, 2000), including any amendment or report filed for the purpose of updating such description; and

•	the description of our common stock purchase rights contained in our Registration Statement on Form 8-A (filed December 14, 2001), including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of the filings incorporated by reference in this prospectus, at no cost, by writing or calling us at: Active Power, Inc., 2128 W. Braker Lane, BK12, Austin, Texas 78758, Attention: Secretary (telephone: (512) 836-6464).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC Registration Fee	$2,834
Printing and engraving expenses	3,000
Accounting fees and expenses	7,500
Legal fees and expenses	35,000
Miscellaneous	0

Total	$48,334

Item 15.	Indemnification of Directors and Officers

Active Power, Inc. is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code.

All of our directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 16.	Exhibits

Exhibit No.		Exhibit

4.1	—	Specimen certificate for shares of Common Stock (filed as Exhibit 4.1 to Active Power’s Registration Statement on Form S-1 (SEC File No. 333-36946).

4.2	—	Rights Agreement, dated as of December 13, 2001, between the Active Power and Equiserve Trust N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (filed as Exhibit 4.1 to Active Power’s Current Report on Form 8-K dated December 13, 2001).

5.1*	—	Opinion of Andrews Kurth LLP.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1*	—	Power of Attorney (included in signature page).

*	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 25th day of March, 2005.

ACTIVE POWER, INC.

By:	/S/ JOSEPH F. PINKERTON, III
Joseph F. Pinkerton, III, Chairman of the Board, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Joseph F. Pinkerton, III and John Penver, and each or any of them, his true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities set forth below on March 25, 2005.

Signature	Title

/S/ JOSEPH F. PINKERTON, III Joseph F. Pinkerton, III	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/S/ JOHN PENVER John Penver	Vice President and Chief Financial Officer (principal financial and accounting officer)

/S/ AKE ALMGREN Ake Almgren	Director

/S/ RICHARD E. ANDERSON Richard E. Anderson	Director

/S/ RODNEY S. BOND Rodney S. Bond	Director

/S/ BRAD BOSTON Brad Boston	Director

/S/ BENJAMIN L. SCOTT Benjamin L. Scott	Director

/S/ JAN H. LINDELOW Jan H. Lindelow	Director

/S/ TERRENCE L. ROCK Terrence L. Rock	Director

LIST OF EXHIBITS

Exhibit No.		Exhibit

4.1	—	Specimen certificate for shares of Common Stock (filed as Exhibit 4.1 to Active Power’s Registration Statement on Form S-1 (SEC File No. 333-36946).

4.2	—	Rights Agreement, dated as of December 13, 2001, between the Active Power and Equiserve Trust N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (filed as Exhibit 4.1 to Active Power’s Current Report on Form 8-K dated December 13, 2001).

5.1*	—	Opinion of Andrews Kurth LLP.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1*	—	Power of Attorney (included in signature page).

*	Filed herewith.